Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

HEART TEST LABORATORIES, INC.

Pursuant to the provisions of the Texas Business Organizations Code, as amended (the “TBOC”), including Section 3.053, and the Bylaws, as amended and restated (the “Bylaws”), of Heart Test Laboratories, Inc., a Texas for-profit corporation (the “Corporation”), the Corporation hereby adopts this Certificate of Amendment (this “Certificate of Amendment”) to the Amended and Restated Certificate of Formation of the Corporation, as amended (the “Amended and Restated Certificate”).

SECTION ONE

ENTITY INFORMATION

The name of the Corporation is Heart Test Laboratories, Inc., and it is a Texas for-profit corporation. The Corporation’s date of formation is August 16, 2007, and its assigned file number is 800859060.

SECTION TWO

AMENDMENT

This Certificate of Amendment amends Article Seven of the Amended and Restated Certificate to provide that any action taken by written consent of the shareholders must be unanimous. Article Seven of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

“ARTICLE SEVEN

Action by Written Consent

Any action required or permitted by law, this Amended and Restated Certificate or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holders representing all of the shares issued, outstanding and entitled to vote on such matter.”

SECTION THREE

STATEMENT OF APPROVAL

The amendment set forth in this Certificate of Amendment has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

SECTION FOUR

EFFECTIVENESS OF FILING

This Certificate of Amendment takes effect upon the closing of the sale by the Corporation of shares of its Common Stock to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. The 90th day after the date of signing of this Certificate of Amendment is September 13, 2022.

SECTION FIVE

EXECUTION

The undersigned signs this Certificate of Amendment subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute this Certificate of Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand, this 15th day of June, 2022.

HEART TEST LABORATORIES, INC.

By:	/s/ Andrew Simpson
Andrew Simpson
President and Chief Executive Officer

[Signature Page to Certificate of Amendment]